EXHIBIT 99.1

Edgewater Reports Second Quarter 2012 Financial Results

16% Organic Growth in Service Revenues; Microsoft Acquires Fullscope Process Industries 2 Solution for $3.25 Million

WAKEFIELD, Mass., Aug. 1, 2012 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq:EDGW), a leading consulting firm that brings a blend of business advisory and product-based consulting services to its clients, reported financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Highlights

  Organic service revenue grew 16% versus Q2 2011.
  Service revenue gross margin improved from 36.3% to 39.5% versus Q2 2011.
  Microsoft acquired Fullscope Process Industries 2 Solution ("PI2 Solution") for $3.25 million.
  Edgewater Fullscope named Microsoft Manufacturing Partner of the Year.

Second Quarter 2012 Financial Results

Total revenue in the second quarter of 2012 was $27.2 million, compared to $27.4 million in the year-ago quarter. Excluding $2.2 million of process royalties in the second quarter of 2011 that did not recur, total revenues increased 8% in the second quarter of 2012. The second quarter of 2012 included 16% organic growth in service revenue to $21.6 million compared to the year-ago quarter.

Total gross margin in the second quarter of 2012 decreased to 34.8% from 39.5% in the year-ago quarter, primarily due to the absence of process royalties and lower software revenue and related gross margins. Service revenue gross margin increased to 39.5% from 36.3% in the year-ago quarter primarily due to service revenue growth and a modest improvement in utilization. Utilization in the second quarter of 2012 increased to 73.2% from 72.2% in the year-ago quarter.

Net income in the second quarter of 2012 was $134,000 or $0.01 per diluted share, compared to net income of $395,000 or $0.03 per diluted share in the year-ago quarter. The decrease in net income was due to the absence of process royalties and lower software revenue and related gross margins, as well as a $550,000 charge, recorded as a period expense, for additional potential sales and use tax obligations resulting from the Fullscope embezzlement issue. The Fullscope escrow accounts established for the transaction are expected to fully cover and thereby offset this expense.

Adjusted EBITDA (a non-GAAP measure) in the second quarter of 2012 was 6.9% of total revenue, equaling $1.9 million or $0.16 per diluted share (see "Non-GAAP Financial Measures" below for further discussion of this non-GAAP term). This compares to 11.9% of total revenue that equaled $3.3 million, or $0.26 per diluted share, in the second quarter of 2011. The decrease in adjusted EBITDA was primarily due to the absence of process royalties and lower software revenue and related gross margins.

At June 30, 2012, cash and cash equivalents totaled $8.9 million versus $10.3 million at December 31, 2011. During the second quarter, Edgewater repurchased 118,000 shares of its common stock at an aggregate purchase price of $468,000, leaving $3.9 million remaining on its $13.5 million share repurchase program expiring in September 2012. The company continues to carry no debt.

First Half 2012 Financial Results

Total revenue in the first half of 2012 increased 3% to $52.5 million, compared to $51.0 million in the first half of 2011. The increase in total revenue was primarily due to a 13% increase in service revenue to $43.4 million. Excluding the process royalties earned in 2011, total revenues increased 9% in the first half of 2012.

Total gross margin in the first half of 2012 decreased to 34.4% from 38.1% in the first half of 2011, primarily due to the absence of process royalties and lower software revenue and related gross margins. Service revenue gross margin increased to 38.4% versus 37.4% in the first half of 2011, primarily due to the significant service revenue growth. Utilization in the first half of 2012 was 74.3% compared to 76.2% in the first half of 2011.

Net income in the first half of 2012 was $309,000 or $0.03 per diluted share, compared to net income of $705,000 or $0.06 per diluted share in the first half of 2011. The decrease in net income was primarily attributed to the absence of process royalties, lower software revenue and related gross margins and the $550,000 charge associated with the Fullscope embezzlement issue.

Adjusted EBITDA was 5.4% of total revenue, equaling $2.9 million or $0.24 per diluted share, compared to 9.1% of total revenue that equaled $4.7 million or $0.38 per diluted share in the first half of 2011. The decrease in adjusted EBITDA was primarily due to the factors described above.

Management Commentary

"We demonstrated solid momentum in service revenue with another quarter of double-digit organic growth," said Shirley Singleton, Edgewater's chairman, president and CEO. "Our Oracle-based EPM business is the primary driver of growth as customers move to buy enterprise EPM services, in effect doubling the average deal size of a year ago. Our EPM offering now represents about 55% of our overall service revenue and our Business Advisory and Support Services offerings are also trending up. The sale cycles in our ERP, CRM and technical consulting areas are lengthening, evidenced by many new proposals waiting for customer signatures in conjunction with requests to shift start dates into the near future. We do note that all offerings have very healthy pipelines.

"Utilization was trending up during the first two months of the quarter but June showed softness in signings across all offerings. The June softness in contract signings in conjunction with late quarter product sales left no opportunity to launch new services by quarter's end, contributing to the slight sequential decline in utilization.

"We improved service revenue gross margin from 36.3% to 39.5% when compared to second quarter 2011. We attribute this improvement in margin to a modest improvement in utilization, while increasing billable headcount, and achieving better leverage on the growth in our service revenue while maintaining our average daily bill rates.

"At the end of the second quarter of 2012, Microsoft acquired our PI2 Solution and will incorporate it into their core Dynamics AX product. Our $8.9 million cash balance at the end of the second quarter of 2012 does not reflect the $3.25 million in cash we anticipate receiving from the transaction. Microsoft's desire to include our PI2 Solution in their core Dynamics AX product showcases our expertise and proficiency in identifying and executing solutions for the channel, and is a testament to our relationship with Microsoft. As part of our growth strategy, we intend to continue identifying and building our own specialized industry-specific private label intellectual property which we believe is a key competitive differentiator in the Microsoft Dynamics channel."

Ms. Singleton concluded: "We are diligently monitoring the signings softness and shifting start dates for any potential effect in the third quarter. However, when customers do launch, we are maintaining a very high success rate of closing new deals. For the third quarter, we remain cautiously optimistic that our current pipeline supports service revenue growth on both a sequential and year-over-year basis, and we reiterate our expectation of double-digit service revenue growth for the full year 2012."

Conference Call and Webcast Information

Edgewater has scheduled a conference call on Wednesday, August 1, 2012 at 10:00 a.m. Eastern time to discuss its second quarter financial results. You can participate by listening to the webcast available via Edgewater's investor relations website at http://ir.edgewater.com or by dialing 1+ 877-713-9347.

Please dial in at least five to ten minutes prior to the call to register. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1+ 949-574-3860.

A replay of the call will be available via Edgewater's investor relations website at http://ir.edgewater.com or by dialing 1+ 855-859-2056 and entering conference ID #: 99371586. The replay will be available starting at 1:00 p.m. Eastern time through August 15, 2012.

About Edgewater

Edgewater Technology, Inc. (Nasdaq:EDGW) is a strategic consulting firm delivering a blend of advisory and product-based services. Edgewater addresses the market both vertically by industry and horizontally by product and technology specialty, providing its client base with a wide range of business and technology solutions. As one of the largest IT consulting firms based in New England, the company works with clients to reduce costs, improve processes and increase revenue through the judicious use of technology. Edgewater's brand names include Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, please visit www.edgewater.com.

The Edgewater Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3783

Forward-Looking Statements

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our expected third quarter 2012 service revenue on both a sequential and year-over-year basis, the growth in breadth and depth of our pipeline, expansion in deal sizes in our key product-based service offerings, pipeline momentum, our targeted full year service revenue growth and the expected coverage under the Fullscope escrow accounts. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecasted, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) failure to obtain new customers or retain significant existing customers; (2) the loss of one or more key executives and/or employees; (3) changes in industry trends, such as a decline in the demand for Business Intelligence ("BI"), Enterprise Performance Management ("EPM") and Enterprise Resource Planning ("ERP") solutions, custom development and system integration services and/or declines in industry-wide information technology ("IT") spending, whether on a temporary or permanent basis and/or delays by customers in initiating new projects or existing project milestones; (4) inability to execute upon growth objectives, including new services and growth in entities acquired by our Company; (5) adverse developments and volatility involving economic, geopolitical or technology market conditions; (6) unanticipated events or the occurrence of fluctuations or variability in critical accounting policies and estimates; (7) delays in, or the failure of, our sales pipeline being converted to billable work and recorded as revenue; (8) termination by clients of their contracts with us or inability or unwillingness of clients to pay for our services, which may impact our accounting assumptions; (9) inability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our services; (10) any changes in ownership of the Company or otherwise that would result in a limitation of the net operating loss carry forward under applicable tax laws; (11) the failure of the marketplace to embrace advisory and product-based consulting services; (12) changes in the market for leased office space and/or (13) failure to make a successful claim against the Fullscope escrow accounts. In evaluating these statements, you should specifically consider various factors described above as well as the risks outlined under "Part I - Item IA Risk Factors" in our 2011 Annual Report on Form 10-K filed with the SEC on March 12, 2012. These factors may cause our actual results to differ materially from those contemplated, projected, anticipated, planned or budgeted in any such forward-looking statements.

Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. Except as required by law, we undertake no obligation to update any of the forward-looking statements after the date of this Press Release to conform such statements to actual results.

Selected Financial Data:

EDGEWATER TECHNOLOGY, INC.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Service revenue	$ 21,587	$ 18,626	$ 43,383	$ 38,334
Software	3,622	4,746	5,006	6,319
Process royalties	--	2,199	--	2,734
Reimbursable expenses	1,978	1,825	4,079	3,603
Total revenue	27,187	27,396	52,468	50,990

Cost of revenue:
Project and personnel costs	13,052	11,873	26,706	23,997
Software costs	2,697	2,871	3,658	3,965
Reimbursable expenses	1,978	1,825	4,079	3,603
Total cost of revenue	17,727	16,569	34,443	31,565
Gross profit	9,460	10,827	18,025	19,425

Selling, general and administrative	7,976	7,940	15,917	15,388
Embezzlement costs	567	51	570	114
Changes in fair value of contingent consideration	8	1,452	15	1,468
Depreciation and amortization	448	712	890	1,415
Operating income	461	672	633	1,040

Other expense (income), net	196	(25)	105	(17)
Income before income taxes	265	697	528	1,057

Tax provision	131	302	219	352
Net income	$ 134	$ 395	$ 309	$ 705

BASIC EARNINGS PER SHARE:
Basic earnings per share	$ 0.01	$ 0.03	$ 0.03	$ 0.06
Weighted average shares outstanding – Basic	11,288	12,426	11,319	12,391

DILUTED EARNINGS PER SHARE:
Diluted earnings per share	$ 0.01	$ 0.03	$ 0.03	$ 0.06
Weighted average shares outstanding – Diluted	11,836	12,456	11,682	12,402

EDGEWATER TECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$ 8,893	$ 10,333
Accounts receivable, net	27,737	23,307
Prepaid expenses and other assets, current	1,284	763
Total current assets	37,914	34,403
Fixed assets, net	2,220	2,429
Goodwill and intangible assets, net	13,808	14,128
Other assets	226	238
Total Assets	$ 54,168	$ 51,198

Liabilities and Stockholders' Equity
Accounts payable	$ 1,155	$ 1,858
Accrued liabilities	14,921	13,934
Accrued contingent earnout consideration	246	126
Deferred revenue	4,047	1,569
Capital lease obligations, current	--	52
Total current liabilities	20,369	17,539
Accrued contingent earnout consideration	--	105
Other long-term liabilities	1,553	1,841
Total liabilities	21,922	19,485
Stockholders' Equity	32,246	31,713
Total Liabilities and Stockholders' Equity	$ 54,168	$ 51,198

Shares Outstanding	11,235	11,311

Non-GAAP Financial Measures

Edgewater reports its financial results in accordance with generally accepted accounting principles ("GAAP"). Management believes, however, that certain non-GAAP financial measures used in managing the Company's business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth herein and certain of the information presented by the Company from time to time may constitute non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented herein a reconciliation of these measures to the most directly comparable GAAP financial measure. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies. As noted in the footnote below, the foregoing measures have limitations and do not serve as a substitute and should not be construed as a substitute for GAAP performance, but provide supplemental information concerning our performance that our investors and we find useful.

Edgewater views Adjusted EBITDA, Adjusted EBITDA per Diluted Share and Adjusted EBITDA as a Percentage of Total Revenue as important indicators of performance, consistent with the manner in which management measures and forecasts the Company's performance. We believe Adjusted EBITDA measures are important performance metrics because they facilitate the analysis of our results, exclusive of certain non-cash items, including items which do not directly correlate to our business operations.

The non-GAAP adjustments, and the basis for excluding them, are outlined below:

Income tax provision. The exit of our former significant unrelated operations in 2000 and 2001 created significant net operating loss carry-forwards and deferred tax assets, and the tax provisions that we take under GAAP, for which there is no corresponding federal tax payment obligation for us, and the adjustments that we make to our deferred tax asset, based on the prospects and anticipated future profitability of our ongoing operations, can be significant and can obscure, either significantly, or in part, period-to-period changes in our core operating results.

Depreciation and amortization. We incur expense associated with the amortization of intangible assets that is primarily related to the various acquisitions we have completed. We believe that eliminating this expense from our non-GAAP financial measures is useful to investors because the amortization of intangible assets can be inconsistent in amount and frequency, and is significantly impacted by the timing and magnitude of the individual acquisition transactions, which also vary substantially in frequency from period-to-period.

Stock-based compensation expense.  We incur stock-based compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation – Stock Compensation."  We exclude this non-cash expense as we do not believe it is reflective of business performance. The Company has modified its historically presented non-GAAP financial measure to exclude this expense for the purpose of calculating non-GAAP Adjusted EBITDA, Adjusted EBITDA per Diluted Share and Adjusted EBITDA as a Percentage of Total Revenue. The nature of stock-based compensation expense also makes it very difficult to estimate prospectively, since the expense will vary with changes in the stock price and market conditions at the time of new grants, varying valuation methodologies, subjective assumptions and different award types, making the comparison of current results with forward-looking guidance potentially difficult for investors to interpret. Edgewater believes that non-GAAP financial measures of profitability, which exclude stock-based compensation, are widely used by analysts and investors.

Adjustments to contingent consideration earned, at fair value. We are required to remeasure the fair value of our contingent consideration liability related to acquisitions each reporting period until the contingency is settled. Any changes in fair value are recognized as a current period operating expense.   The Company has modified its historically presented non-GAAP financial measure to exclude these items for the purpose of calculating non-GAAP Adjusted EBITDA, Adjusted EBITDA per Diluted share and Adjusted EBITDA as a Percentage of Total Revenue. The Company believes that excluding these adjustments from its non-GAAP financial measures is useful to investors because they are related to acquisition events and make it difficult to evaluate core operating results.

Direct acquisition costs. We incur direct transaction costs related to acquisitions which are expensed in our GAAP financial statements. Our non-GAAP financial measures exclude the effects of direct acquisition-related costs as we believe these transaction-specific expenses are inconsistent in amount and frequency and make it difficult to make period-to-period comparisons of our core operating results.

Fullscope embezzlement costs. During the second quarter of 2010, we discovered embezzlement activities within Fullscope, Inc. The Company, since the discovery, has incurred non-routine professional services-related expenses addressing the embezzlement issue.   Our non-GAAP financial measures exclude the effects of the embezzlement-related expenses as we believe excluding these costs from our non-GAAP financial measures is useful to investors because these expenses are not directly associated with the Company's operations and are inconsistent in amount and frequency, causing difficulties in comparisons of our core operating results.

Lease abandonment charge. During 2011, we recorded a non-cash charge of $2.2 million in connection with the abandonment of certain excess office space at our corporate headquarters. Our non-GAAP financial measures exclude expense associated with the lease abandonment charge as we believe such expense is associated with a non-routine charge, causing difficulties in comparisons of our core operating results.

Interest and other (income) expense, net. We record periodic interest and other (income) and expense amounts in connection with our cash and cash equivalents, capital lease obligations and (gains) and losses on foreign currency transactions.   Our non-GAAP financial measures exclude (income) expense associated with these items as we believe such (income) expense is inconsistent in amount and frequency and makes it difficult to make period-to-period comparisons of our core operating results.

We believe that Adjusted EBITDA metrics provide qualitative insight into our current performance; we use these measures to evaluate our results, the performance of our management team and our management's entitlement to incentive compensation; and we believe that making this information available to investors enables them to view our performance the way that we view our performance and thereby gain a meaningful understanding of our core operating results, in general, and from period to period.

EDGEWATER TECHNOLOGY, INC.
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA
(In Thousands, except per share amounts)
(Unaudited)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2012	2011	2012	2011

Reported GAAP net income	$ 134	$ 395	$ 309	$ 705
Add: Income tax provision	131	302	219	352
Add: Depreciation and amortization	472	725	932	1,428
Add: Stock-based compensation expense	358	361	706	609
Add: Adjustments to contingent consideration earned, at fair value	8	1,452	15	1,468
Add: Fullscope embezzlement costs	567	51	570	114
Less: Other expense (income), net	196	(25)	105	(17)
Adjusted EBITDA[1]	$ 1,866	$ 3,261	$ 2,856	$ 4,659
Adjusted EBITDA per diluted share[1]	$ 0.16	$ 0.26	$ 0.24	$ 0.38
Diluted shares outstanding	11,836	12,456	11,682	12,402

Adjusted EBITDA as a % of total revenue[1]	6.9%	11.9%	5.4%	9.1%
Total revenue	$27,187	$27,397	$52,468	$50,990

1- Adjusted EBITDA, Adjusted EBITDA Per Diluted Share and Adjusted EBITDA as a Percentage of Total Revenue are Non-GAAP performance measures and are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either GAAP Operating Income, GAAP Net Income and Diluted Earnings Per Share. Adjusted EBITDA and Adjusted EBITDA per Diluted Share measures presented may not be comparable to similarly titled measures presented by other companies. Adjusted EBITDA is defined as net income less interest and other (income) expense, net, plus taxes, depreciation and amortization, stock-based compensation expense, adjustments to contingent consideration earned, goodwill and intangible asset impairment charges, direct acquisition costs, costs associated with the Fullscope embezzlement issue and the lease abandonment charge. Adjusted EBITDA per Diluted Share is defined as Adjusted EBITDA divided by the diluted common shares outstanding used in Diluted Earnings per Share calculations, while Adjusted EBITDA as a % of Total Revenue is defined as Adjusted EBITDA divided by Total Revenue.
CONTACT: Company Contact:
         Timothy R. Oakes
         Chief Financial Officer
         (781) 246-3343

         Investor Relations:
         Liolios Group, Inc.
         Cody Slach
         (949) 574-3860
         EDGW@liolios.com